EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 07-04

XTO ENERGY ANNOUNCES RECORD PRODUCTION AND CASH FLOW FOR 4Q;

REPORTS RECORD PRODUCTION, EARNINGS AND CASH FLOW FOR 2006;

INCREASES TOTAL PRODUCTION BY 15% FOR THE YEAR

FORT WORTH, TX (February 13, 2007) –XTO Energy Inc. (NYSE-XTO) today reported record fourth quarter 2006 production of 1.580 billion cubic feet equivalent (Bcfe) per day, up 11% from the fourth quarter 2005 level of 1.418 Bcfe per day. Total revenues for the fourth quarter were a record $1.199 billion, a 2% increase from $1.177 billion the prior year. Earnings for the quarter were $429 million, or $1.17 per share ($1.16 diluted), a 5% decrease from fourth quarter 2005 earnings of $453 million, or $1.25 cents per share ($1.22 cents diluted). After adjusting for the after-tax effects of a derivative fair value gain and income tax expense related to enactment of a new State of Texas margin tax, adjusted earnings for fourth quarter 2006 were $423 million, or $1.16 per share ($1.14 diluted). Fourth quarter 2005 adjusted earnings were $440 million, or $1.21 cents per share ($1.18 cents diluted)1.

Operating income for the quarter was $707 million, a 6% decrease from fourth quarter 2005 operating income of $750 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $910 million, up 21% from 2005 fourth quarter comparable operating cash flow of $755 million1.

The Company set quarterly production records for all products. Fourth quarter daily gas production averaged 1.230 billion cubic feet (Bcf), up 12% from fourth quarter 2005 daily production of 1.102 Bcf. Excluding the effects of the distribution of Hugoton Royalty Trust (HGT) units to shareholders, daily production for the quarter would have increased by an additional

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XTO Energy Announces Record Production and Cash Flow for 4Q;

Reports Record Production, Earnings and Cash Flow for 2006;

Increases Total Production by 15% for the Year

37 million cubic feet equivalent (MMcfe) per day. Daily oil production for the fourth quarter was 45,997 barrels, a 10% increase from the fourth quarter 2005 level of 41,976 barrels. During the quarter, natural gas liquids production was 12,365 barrels per day, a 16% increase from the prior year quarter rate of 10,643 barrels per day.

“Consistent with our history of growth and exceptional shareholder returns, we are proud to announce another record year for XTO Energy. Production volumes increased by about 15% for the year, exceeding our original projections of 10—12%, and drove record profitability on record revenues,” noted Bob R. Simpson, Chairman and Chief Executive Officer. “As we move ahead, the long-term outlook for strong performance is better than ever. We own a robust drilling inventory in excess of 100% of booked reserves. Our focus on commodity price realizations through timely hedging is securing the revenues to fund our development programs and also, pursue the right bolt-on acquisitions. Our advantage in capital efficiency positions XTO to continue its sector leadership in growth and economic returns.”

Keith A. Hutton, President, further comments. “Our development program delivered another strong year of performance in 2006 with proved reserves now expected to exceed more than 8.5 Tcfe. Importantly, this growth was achieved at drill bit finding costs per Mcfe that are expected to be between $1.50 and $1.65, reflecting exceptional economics on our low-risk inventory. XTO’s proven growth programs beat our expectations in all operating areas. In the Eastern Region, the Freestone Trend grew production 14%, while successfully validating 20-acre infill drilling inventory and horizontal drilling potential in the Cotton Valley Limestone. Barnett Shale drilling activities increased production by about 50% during the year, maintaining the Company’s position as the second largest producer in the play. In the Permian Region, volumes grew by almost 20% as we applied better recovery techniques, via lateral drilling and modified completions, in our legacy

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XTO Energy Announces Record Production and Cash Flow for 4Q;

Reports Record Production, Earnings and Cash Flow for 2006;

Increases Total Production by 15% for the Year

reservoirs. In the San Juan and Mid-Continent Divisions, drilling programs in our multiple coal bed methane basins, the evolving shale plays and our established Arkoma programs are paving the way for steady growth, while establishing new inventory for the future. In 2007, we look forward to another record year of production volumes and proved reserves.”1

The average realized gas price for the quarter was $7.82 per thousand cubic feet (Mcf), 14% lower than the fourth quarter 2005 average price of $9.09 per Mcf. The fourth quarter average oil price increased 22% to $60.57 per barrel from the fourth quarter 2005 average price of $49.59 per barrel. Natural gas liquids prices averaged $33.57 per barrel for the quarter, a 16% decrease from the 2005 fourth quarter average price of $39.83.

For the year, the Company reported record earnings of $1.86 billion, or $5.10 per share ($5.03 diluted), compared with earnings of $1.152 billion or $3.21 per share ($3.15 diluted) for 2005. Included in 2006 earnings are a $469 million gain ($295 million after-tax) on the distribution of HGT units and $34 million of income tax expense related to enactment of a new Texas margin tax. After adjusting for the after-tax effects of these items as well as for a derivative fair value gain, 2006 adjusted earnings were a record $1.534 billion, or $4.21 per share ($4.15 diluted) compared to 2005 adjusted earnings of $1.16 billion, or $3.24 per share ($3.17 diluted). Operating cash flow in 2006 was a record $3.078 billion, up 35% from the prior year level of $2.276 billion. Total revenues for 2006 were $4.576 billion, a 30% increase from revenues of $3.519 billion for 2005. Operating income for the year was $2.672 billion, a 36% increase from $1.963 billion for 2005.1

Gas production for the year was a record 1.186 Bcf per day, up 15% from 2005 daily production of 1.033 Bcf. Oil production for 2006 averaged a record 45,041 barrels per day, a 15%

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XTO Energy Announces Record Production and Cash Flow for 4Q;

Reports Record Production, Earnings and Cash Flow for 2006;

Increases Total Production by 15% for the Year

increase from 2005 production of 39,051 barrels per day. Natural gas liquids production for 2006 was a record 11,854 barrels per day, a 13% increase from 2005 production of 10,445 barrels per day.

The average realized gas price for 2006 was $7.69 per Mcf, up 9% from the 2005 average price of $7.04 per Mcf. The average oil price for the year was $60.96 per barrel, a 30% increase from the 2005 average price of $47.03 per barrel. Natural gas liquids averaged $37.03 per barrel, or 9% higher than the 2005 average of $34.10 per barrel.

* * *

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana and Mississippi.

1	Adjusted earnings, operating cash flow and drill bit finding costs per Mcfe are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s fourth quarter 2006 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Tuesday, February 13, 2007. The webcast can be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to future production growth, shareholder returns, performance, drilling inventory, future reserves, revenues to fund development programs and acquisitions, production growth overall and in specific regions, sector leadership in growth and economic returns, expected proved reserves and drill bit finding costs for 2006 and production volumes and proved reserves for 2007 are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment, steel supplies and personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, longer than expected pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC. (in millions, except production, per share and per unit data)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Consolidated Income Statements

REVENUES
Gas and natural gas liquids	$923	$961	$3,490	$2,787
Oil and condensate	256	191	1,002	670
Gas gathering, processing and marketing	23	25	86	56
Other (a)	(3)	—	(2)	6

Total Revenues	1,199	1,177	4,576	3,519

EXPENSES

Production	126	123	491	406
Taxes, transportation and other	94	95	372	306
Exploration (b)	4	4	22	24
Depreciation, depletion and amortization	239	189	875	655
Accretion of discount in asset retirement obligation	4	3	16	12
Gas gathering and processing	13	4	41	11
General and administrative (c)	35	40	189	155
Derivative fair value (gain) loss (d)	(23)	(31)	(102)	(13)

Total Expenses	492	427	1,904	1,556

OPERATING INCOME	707	750	2,672	1,963

OTHER (INCOME) EXPENSE
Gain on distribution of royalty trust units	—	—	(469)	—
Interest expense, net (e)	46	42	180	153

Total Other (Income) Expense	46	42	(289)	153

INCOME BEFORE INCOME TAX	661	708	2,961	1,810

INCOME TAX (f)

Current (g)	14	120	572	243
Deferred	218	135	529	415

Total Income Tax Expense	232	255	1,101	658

NET INCOME	$429	$453	$1,860	$1,152

EARNINGS PER COMMON SHARE

Basic	$1.17	$1.25	$5.10	$3.21

Diluted	$1.16	$1.22	$5.03	$3.15

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	366.0	363.4	364.8	358.4

Diluted	371.2	372.3	369.8	365.6

Average Daily Production
Gas (Mcf)	1,229,984	1,102,260	1,186,330	1,033,143
Natural Gas Liquids (Bbls)	12,365	10,643	11,854	10,445
Oil (Bbls)	45,997	41,976	45,041	39,051
Natural Gas Equivalents (Mcfe)	1,580,152	1,417,974	1,527,705	1,330,121

Average Sales Prices (h)
Gas (per Mcf)	$7.82	$9.09	$7.69	$7.04
Natural Gas Liquids (per Bbl)	$33.57	$39.83	$37.03	$34.10
Oil (per Bbl)	$60.57	$49.59	$60.96	$47.03

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XTO ENERGY INC. (continued) (in millions)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Consolidated Statement of Cash Flows Data
Net Income	$429	$453	$1,860	$1,152
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	239	189	875	655
Accretion of discount in asset retirement obligation	4	3	16	12
Dry hole expense	1	—	9	—
Non-cash incentive compensation	8	9	63	34
Gain on distribution of royalty trust units	—	—	(469)	—
Deferred income tax	218	135	529	415
Non-cash derivative fair value (gain) loss	9	(43)	(39)	(39)
Gain on sale or exchange of property	—	—	—	(7)
Other non-cash items	(1)	5	10	30
Changes in operating assets and liabilities	(171)	(42)	5	(158)

Cash Provided by Operating Activities	$736	$709	$2,859	$2,094

	December 31, 2006	December 31, 2005
	(Unaudited)
Consolidated Balance Sheet Data

Cash and cash equivalents	$5	$2

Current Assets	$1,585	$943
Less – Derivative fair value (i)	804	193

Current Assets, excluding derivative fair value	$781	$750

Net Property and Equipment	$10,824	$8,508

Total Assets	$12,885	9,857

Current Liabilities	$1,240	$884
Less:
Derivative fair value (i)	37	90
Deferred income tax payable (i)	263	38

Current Liabilities, excluding derivative fair value and deferred income tax payable	$940	$756

Long-term Debt	$3,451	$3,109

Total Stockholders’ Equity	$5,865	$4,209
Less – Accumulated other comprehensive income (i)	(486)	(68)

Total Stockholders’ Equity excluding accumulated other comprehensive income	$5,379	$4,141

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XTO ENERGY INC. (continued)

(a)	Includes a $10 million gain for the year 2005 related to an exchange of producing properties.

(b)

Includes geological and geophysical costs, as well as unsuccessful exploratory drilling costs of $1 million in the 2006 three-month period and $9 million for the year 2006, and $3 million in the three-month 2005 period and $9 million for the year 2005.

(c)

The three-month 2006 period includes non-cash stock incentive award compensation of $8 million. The year 2006 includes non-cash stock incentive award compensation of $63 million. Non-cash performance share award compensation was $9 million in the three-month 2005 period and was $34 million for the year 2005.

Included in non-cash stock incentive award compensation for the year 2006 is $36 million related to stock options granted during the second quarter to retirement-eligible employees. As required under SFAS No. 123R, these options were expensed upon grant, rather than over the expected vesting period.

(d)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Btu swap contracts	$—	$(6)	$(16)	$23
Other non-hedge derivatives	—	(25)	(19)	(37)
Ineffective portion of hedge derivatives	(23)	—	(67)	1

Total derivative fair value (gain) loss	$(23)	$(31)	$(102)	$(13)

(e)	Net of capitalized interest of $6 million in the three-month 2006 period and $18 million for the year 2006, and $2 million in the three-month 2005 period and $6 million for the year 2005.

(f)

The three-month 2006 period includes $8 million and the year 2006 includes $34 million related to the estimated effect of the May 2006 enactment of a new Texas margin tax which is effective beginning January 1, 2007.

(g)

The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options not expensed in the financial statements. This benefit, which is recorded in additional paid-in capital, was $14 million for the 2006 three-month period and $50 million for the year 2006, and $1 million for the 2005 three-month period and $21 million for the year 2005.

(h)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (d) above). These non-hedge and ineffective derivative gains and losses are primarily related to basis swap agreements entered prior to their designation as hedges associated with NYMEX swaps. Had realized non-hedge and ineffective gains and losses been recorded as gas revenue, the average gas price for the three-month 2006 period would have been $8.09, and for the year 2006 would have been $7.85. Had realized non-hedge and ineffective gains and losses been recorded as gas revenue, the average gas price for the three-month 2005 period would have been $9.19, and for the year 2005 would have been $7.08.

(i)

These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are reflected on a basis more comparable to earnings estimates provided by securities analysts.

–

Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share data)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2006	2005	2006	2005

Net income	$429	$453	$1,860	$1,152

Adjustments, net of tax (a):
Non-cash performance share award compensation (b)	—	6	—	22
Derivative fair value (gain) loss	(14)	(19)	(65)	(8)
Gain on distribution of royalty trust units	—	—	(295)	—
Income tax expense related to enactment of new Texas margin tax	8	—	34	—
Gain on exchange of producing properties	—	—	—	(6)

Adjusted earnings	$423	$440	$1,534	$1,160

Adjusted earnings per common share:
Basic	$1.16	$1.21	$4.21	$3.24

Diluted	$1.14	$1.18	$4.15	$3.17

(a)	The tax effect of adjustments is computed using the effective tax rate for the period, excluding income tax adjustments.

(b)	As of the adoption of SFAS No. 123R on January 1, 2006, an earnings adjustment is no longer made for the effect of non-cash performance share award compensation.

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities, exploration expense and significant cash flow effects of earnings adjustments. Because of these adjustments, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–

Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–

Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

–	Adjustment for the significant cash flow effects of earnings adjustments (See “Adjusted Earnings” above) so that operating cash flow is reported on a basis comparable to adjusted earnings.

(continued)

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2006	2005	2006	2005

Cash Provided by Operating Activities	$736	$709	$2,859	$2,094

Changes in operating assets and liabilities	171	42	(5)	158
Exploration expense (a)	3	4	13	24
Current tax related to gain on distribution of royalty trust units	—	—	211	—

Operating Cash Flow	$910	$755	$3,078	$2,276

(a)	Net of dry hole expense excluded from cash provided by operating activities beginning in 2006.

Drill Bit Finding Costs per Mcfe

Drill bit finding costs per Mcfe, a non-GAAP financial measure, is defined as the total of costs incurred for development, exploration and acquisitions of unproved properties (other than through acquisition of a corporation) divided by the total of proved reserve extensions, additions and discoveries and revisions. These costs incurred and proved reserve amounts are disclosed in the supplementary financial information for oil and gas producing activities, included in the Company’s consolidated financial statements, as required by SFAS No. 69. Management uses this measure to evaluate the Company’s performance versus the performance of other oil and gas producing companies.

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